Exhibit 21

       SUBSIDIARIES OF WISCONSIN COMMUNICATIONS GROUP, INC.

         Mid-Plains, Inc.

         Mid-Plains Communications Systems, Inc.

                MPC of Illinois, Inc.

         PCS Wisconsin, LLC

         Pioneer Communications, Inc.

              Farmers Telephone Company

              Dickeyville Telephone Corporation